EXHIBIT 10.2


                         EXECUTIVE SEVERANCE AGREEMENT

      Agreement made effective February 16, 1994, by and between NL INDUSTRIES, INC., a New Jersey corporation (hereinafter called the "Company"), and Joseph S. Compofelice (hereinafter called the "Executive").

                                   Recitals

      A. The Company considers it in the best interests of the Company and its stockholders that its key management personnel be encouraged to remain with the Company and to continue to devote their efforts to the Company's business.

      B.    Executive is a key executive of the Company.

      C. The Company recognizes that Executive's contribution to the growth and success of the Company has been substantial.

      NOW, THEREFORE, to assure the Company that it will have the continued services of Executive and the availability of Executive's advice and counsel and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

      1.    Termination.

            a. General. This Agreement is not an employment contract nor does it in any way alter the status of Executive as an at-will employee of the Company serving at the pleasure of the Company. Executive's employment with the Company may be terminated without notice (except as required by Section 2 hereof) at any time, for any reason (i) by the Company's Chief Executive Officer or (ii) by Executive.

            b. Termination by the Company. Executive shall be entitled to the severance benefits set forth in Sections 3 and 4 upon termination of Executive's employment by the Company unless such termination is for cause (as defined below). Executive's termination of employment with the Company by virtue of death, disability (as defined below), or retirement (as defined below) shall not be considered as a termination of Executive by the Company. For purposes of this Agreement, "cause" shall mean (i) Executive's conviction of any criminal violation involving dishonesty, fraud or breach of trust or any felony or (ii) Executive's willful engagement in gross misconduct in the performance of his duties that materially and adversely affects the financial condition of the Company. The Executive shall be deemed to have a "disability" if, by reason of physical or mental incapacity, Executive becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent and temporary absence due to ordinary transitory illness) during any 12-month period. Executive shall be deemed to have "retired" upon Executive

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                  reaching the age of 65;  provided that  Executive is no longer employed by the Company.

            c. Termination by the Employee. Executive shall not be entitled to the severance benefits set forth in Sections 3 and 4 of this Agreement upon termination of Executive's employment with the Company by Executive unless such termination is for good reason. For purposes of this Agreement, "good reason" shall mean the occurrence of any one of the following events without Executive's consent:

                  (i) the assignment of Executive to any duties substantially inconsistent with his position, duties, responsibilities or status with the Company immediately prior to such assignment, or a substantial reduction of the duties or responsibilities, as compared with the duties or responsibilities immediately prior to such reduction;

                  (ii) a reduction by the Company in the amount of Executive's annual base salary as in effect as of the date of this Agreement or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company;

                  (iii) the Company repudiates this Agreement or fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated by
                        Section 9.a. hereof; or

                  (iv) the Company modifies either the proportion of Executive's annual bonus that is based upon the Company's financial performance for the preceding year or the percentage of Executive's annual bonus attributable to the performance levels set forth by the Company's Employee Incentive Bonus Plan, except for across-the-board modifications similarly affecting all executives of the Company.

      2. Notice of Certain Terminations. In the event that either (i) the Company shall terminate Executive for cause or (ii) Executive shall resign for good reason, then any such termination shall be communicated by written notice to the other party hereto. Any such notice shall specify (a) the effective date of termination, which shall not be more than 30 days after the date the notice is delivered (the "Termination Date"); and (b) in reasonable detail the facts and circumstances underlying a determination that the termination is for cause or for good reason, as the case may be. If within 15 days after any notice is given, the party receiving such notice notifies the other party that a good faith dispute exists concerning the characterization of the termination, the Termination Date shall be the date on which such dispute is finally resolved either by written agreement of the parties or by a final judicial

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            determination. Notwithstanding the pendency of any such dispute, the
            Company shall continue Executive and his dependents as participants in all medical, dental and any other health insurance and similar benefit plans of the Company in which he or they were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Benefits provided under this Section 2 are in addition to all other amounts due under this Agreement and shall not be offset against, or reduce any other amounts due under, this Agreement.

      3. Termination Benefits. Subject to the conditions set forth in Section 1 and Section 6.b. hereof, the Company shall make the following payments (subject to any applicable payroll or other taxes required to be withheld) to Executive within 15 days of the Termination Date.

            a. Base Salary and Bonus. The greater of (i) two times Executive's effective annual base salary at the Termination Date plus two times Executive's level "B" target bonus under the Company's Employee Incentive Bonus Plan as in effect at the Termination Date, it being understood that such level shall in any event be a minimum of 100% of Executive's effective annual base salary (the "Level B Target Bonus"), or
                  (ii) two times Executive's effective annual base salary plus Executive's actual bonus for the two calendar year period immediately prior to the Termination Date.

            b. Accrued Amounts. (i) Accrued but unpaid salary and bonus through the Termination Date and (ii) unpaid salary with respect to any vacation days accrued but not taken as of the Termination Date. For purposes of this Agreement only, bonus payments shall accrue and be payable to Executive in an amount equal to the pro rata portion of the Level B Target Bonus calculated on a per diem basis.

      4. Other Benefits. Subject to the conditions set forth in Sections 1 and 6.b. hereof, the following benefits (subject to any applicable payroll or other taxes required to be withheld) shall be paid or provided to Executive within 15 days of the Termination Date.

            a. Insurance Benefits. Medical, dental and any other health insurance, life insurance, accidental death and dismemberment insurance and disability protection no less favorable to Executive and his dependents covered thereby (including with respect to any costs borne by Executive) than the greater of the coverage provided on the date of execution of this Agreement or the coverage provided by Company immediately prior to the Termination Date for the period beginning on the Termination Date and ending on the first to occur of (i) the date of Executive's employment (including self-employment) in a position providing substantially the same or greater benefits as the Executive's assignment with the Company on the

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                  Termination  Date  or  (ii)  the  second  anniversary  of  the
                  Termination Date.

            b. Stock Awards. The Company shall pay to Executive the following amounts in cash, or in the Company's common stock (valued at the Fair Market Value, as defined below, on the day before the Termination Date), or in any combination of cash and the Company's common stock as determined by the Company in its discretion.

                  (i) In respect of each option to purchase the Company's common stock and any related stock appreciation right ("SAR") granted to Executive under the 1985 Long Term Performance Incentive Plan of NL Industries, Inc., the 1989 Long Term Performance Incentive Plan of NL Industries, Inc. or any predecessor or successor plan (collectively, the "Performance Plan") that is outstanding (and regardless of whether then vested) on the day before the Termination Date (and that has not been exercised) an amount equal to the excess, if any, of the Fair Market Value per share of the Company's common stock on the day before the Termination Date over the exercise price, multiplied by the total number of shares of the Company's common stock subject to such option. Such payment shall be in consideration of a cancellation of any rights which Executive may have in such stock options and SARs.

                  (ii) In respect of each SAR unrelated to any options to purchase common stock awarded to Executive under the Performance Plan that is outstanding (and regardless of whether then vested) on the day before the Termination Date, an amount equal to an amount by which the Fair Market Value on the day before the Termination Date of each share of the Company's common stock subject to the SAR exceeds the Fair Market Value of each such share on the date the SAR was awarded, multiplied by the number of shares of the Company's common stock subject to such SAR. Such payment shall be in consideration of a cancellation of any rights that Executive may have in said SARs.

                  (iii) In respect of each  restricted  stock grant to Executive under the Performance Plan outstanding (and regardless of whether then vested) on the day before the Termination Date (regardless of the performance of the Company's common stock since the grant date), an amount equal to the Fair Market Value of each share of the Company's common stock subject to the restricted stock grant, multiplied by the number of shares of the Company's common stock subject to such stock grant. Such payment shall be in consideration of a cancellation

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                        of any  rights  which  Executive  may have in said stock
                        grants.

                  For purposes of this Section 4, "Fair Market Value" shall mean the average of the highest and lowest sales prices of the Company's common stock as reported on the consolidated tape of the New York Stock Exchange on any relevant date for valuation, or, if there be no such sale, the average of the highest and lowest sales prices of each common stock as so reported on the nearest preceding date upon which such sales took place. In the event the shares of the Company's common stock are no longer listed on the New York Stock Exchange, the "Fair Market Value" of such shares shall be the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:OO p.m., New York time, on the last trading day prior to the Termination Date, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices in the domestic over-the-counter market as last reported prior to the Termination Date by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time the Company's Common Stock is not listed on any domestic security exchange or quoted in the NASDAQ System or the domestic over-the-counter market, "Fair Market Value" shall be determined in good faith by the Company's Board of Directors in its discretion.


            c. Savings Plan Benefits. The Company shall pay to Executive an amount in cash equal to the unvested portion of the Company's contributions to Executive's account under the Company's Savings Plan for its employees or other plans "qualified" underss.401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to which the Company makes contributions to employee accounts in effect as of the Termination Date (the "Savings Plan"), plus an amount in cash equal to two times an amount determined by multiplying the greater of Section 3.a(i) and 3.a(ii) of this Agreement by the Company's additional annual retirement contribution percentage determined by the Company pursuant to the Savings Plan as in effect on the date of execution of this Agreement or the Termination Date, whichever is greater.

                        In addition,  Executive  shall be paid in cash an amount
                  equal to the Company's matching contributions determined pursuant to the Savings Plan as in effect on the date of execution of this Agreement or the Termination Date whichever is greater which would have accrued to the benefit of Executive had he continued his participation in, and elected to make the maximum contributions under, the Savings Plan for the period of 24 months from the Termination Date or until December 31 of the year in which Executive would reach age 65, whichever is the shorter period. The benefits received by

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                  Executive  pursuant to this  Section  4.c.  are in addition to those then having vested prior to the Termination Date in accordance with the terms of the Savings Plan. Awards in shares of common stock of the Company or any predecessor or successor corporation shall be valued for purposes of this section 4.c. at their Fair Market Value, as defined above.

            d. Supplemental Retirement Plans. The Company shall pay to Executive an amount in cash equal to the vested and unvested portions of the Company's contributions to the Executive's account (and all accretions thereto in lieu of interest) under the Company's Supplemental Retirement Plan, in effect as of the Termination Date.

      5. Retirement Plan. Following retirement and attainment of ages specified in the Retirement Plan of NL Industries, Inc. (the "NL Pension Plan"), Executive shall be entitled to all pension benefits which are available to him under the NL Pension Plan in effect on the Termination Date.

      6.    Benefits Valuation and Limitation.

            a. Promptly following any Termination Date, and as of that date, the Company will notify Executive of the itemized and aggregate cash value of the payments and benefits, as determined under Section 280G of the Code, received or to be received by Executive in connection with the termination of his employment (whether payable pursuant to the terms of this Agreement or otherwise). At the same time, the Company shall advise Executive of the portion of such payments or benefits which constitute parachute payments within the meaning of the Code and which may subject Executive to the payment of excise taxes pursuant to Section 4999 and the expected amount of such taxes (such payments or benefits being hereinafter referred to as "Parachute Payments").

            b. Notwithstanding the provisions of Sections 3 and 4 hereof, if all or any portion of the payments or benefits provided under Sections 3 or 4 either alone or together with other payments or benefits which Executive has received or is then entitled to receive from the Company and any of its subsidiaries would constitute Parachute Payments, such payments or benefits provided to Executive under Sections 3 and 4 shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, Executive's net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. "Net after-tax benefit" for purposes of this Section 6.b. shall mean the sum of (i) the total amount payable to Executive under Sections 3 and 4 hereof, plus (ii) all other payments and benefits which Executive has received or is then entitled to receive from the

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                  Company and any of its  subsidiaries  that would  constitute a
                  Parachute Payment, less (iii) the amount of federal income taxes payable with respect to the payment and benefits described in (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the Termination Date), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in
                  (i) and (ii) above by Section 4999 of the Code.

                        For  purposes of this  Section  6.b.,  Executive's  base
                  amount, the present value of the Parachute Payments, the amount of the excise tax and all other appropriate matters shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of tax counsel selected by the Company, which tax counsel shall be reasonably satisfactory to Executive.

      7. Mitigation. Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. Except as otherwise provided in
            Section 4.a. of this Agreement, the amount of any payments or other benefits provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the Termination Date, or otherwise.

      8. Continuing Obligations. Executive hereby agrees that all documents, records, techniques, business secrets and other information which have come and will come into his possession from time to time during his employment by the Company shall be deemed to be confidential and proprietary to the Company, and Executive further agrees to retain in confidence any confidential information known to him concerning the Company and its subsidiaries and their respective businesses so long as such information is not publicly disclosed.

      9.    Successors.

            a. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by Agreement in form and substance reasonably satisfactory to Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Agreement, any determination as to whether the Company has engaged in a transaction involving all or substantially all of the business and/or assets of the Company shall be made by the Board of Directors in its discretion, which determination shall be final and binding on the parties.

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                        For purposes of this Agreement,  "Company" shall mean NL
                  Industries, Inc. and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

            b. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devises, legatee or other designee or, if there be no such designee, to Executive's estate.

      10. Notices. For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                        If to Executive:

                        Mr. Joseph S. Compofelice
                        6 Southgate Drive
                        The Woodlands,  Texas  77380

                        If to the Company:

                        NL Industries, Inc.
                        16825 Northchase Drive, Suite 1200
                        Houston, Texas 77060
                        ATTENTION:  General Counsel

            or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      11.   Governing  Law.  THE  VALIDITY,  INTERPRETATION,   CONSTRUCTION  AND
            PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE CONFLICTS LAWS, OF THE STATE OF TEXAS.

      12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar

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            provisions  or  conditions  at the same or any  prior or  subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      14. Assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, as provided in Section 9. Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or trust or the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

      15. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31 of 1994; provided, however, that beginning January 1, 1995 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless the Company and Executive have mutually agreed in writing to terminate this Agreement.

      16. Enforcement Costs. In the event that either party files an action against the other in any court to collect, enforce, protect or preserve its rights under this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from such other party of all reasonable costs and expenses, including attorneys' fees, which such prevailing party incurred in prosecuting or defending such action, as the case may be.

      17. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but all of which taken together will constitute one and the same instrument.

      18. Unsecured Obligation. All rights of Executive and Executive's spouse or other beneficiaries under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of the Company, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.

                           *     *     *     *     *

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      IN WITNESS WHEREOF,  the parties have caused this Agreement to be executed and delivered on this ___ day of March, 1996.

                                    NL INDUSTRIES, INC.

                                    By:    /s/ J. Landis Martin

                                    Name:  J. Landis Martin

                                    Its:   President and CEO






                                    /s/Joseph S. Compofelice


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